Exhibit 5.1
[Letterhead of Covington & Burling LLP]

February 2, 2010

The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     We have acted as counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) up to $702,000,000 in aggregate principal amount of 8.75% Notes due 2020 of the Company (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”). The Exchange Notes and the Guarantees will be issued pursuant to an Indenture between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), dated as of March 1, 1999 (the “Base Indenture”), as supplemented by a Supplemental Indenture, to be entered into by the Company, the Trustee and the Guarantors (the “Supplemental Indenture”). The Base Indenture is filed as Exhibit 4.1 to the Registration Statement and the form of the Supplemental Indenture is filed as Exhibit 4.2 to the Registration Statement.
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Company and the Guarantors are duly organized under the laws of the jurisdiction in which each is organized. We have assumed further that the Company and the Guarantors, other than the entities listed on Schedule B hereto (the companies listed on such schedule, the “Delaware Companies”), are validly existing and in good standing under the laws of the jurisdiction in which each is organized and that each has all requisite power and authority to execute, deliver and perform the Supplemental Indenture, the Exchange Notes and the Guarantees, as applicable. We have assumed further that the Company has duly authorized, executed and delivered the Base Indenture. We have assumed further that each of the Company and the Guarantors other than the Delaware Companies has duly authorized the Supplemental Indenture and the Exchange Notes or Guarantees, as applicable.
     We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.
     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all Prospectus Supplements required by applicable law have been delivered and filed as required by such applicable laws, (ii) the Supplemental Indenture has been duly executed and delivered by the Company and the Guarantors, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Base Indenture, as supplemented by the Supplemental Indenture, and (iv) the Exchange Notes have been duly issued and delivered by the Company in exchange for the Existing Notes, all in accordance with the exchange offer and consent solicitation contemplated by the Registration Statement, the Exchange Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.
     We express no opinion as to the existence or adequacy of consideration received by any Guarantor in connection with such party’s obligations under the Guarantees.
     We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal law of the United States of America.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Covington & Burling LLP
Covington & Burling LLP

SCHEDULE A
Guarantors
Celeron Corporation
Dapper Tire Co., Inc.
Divested Companies Holding Company
Divested Litchfield Park Properties, Inc.
Goodyear Canada Inc.
Goodyear Export Inc.
Goodyear Farms, Inc.
Goodyear International Corporation
Goodyear Western Hemisphere Corporation
Wheel Assemblies Inc.
Wingfoot Commercial Tire Systems, LLC
Wingfoot Ventures Eight Inc.

SCHEDULE B
Delaware Companies
Celeron Corporation
Divested Companies Holding Company
Goodyear Export Inc.
Goodyear International Corporation
Goodyear Western Hemisphere Corporation
Wheel Assemblies Inc.
Wingfoot Ventures Eight Inc.